Exhibit k.5.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     This First Amendment to Credit Agreement (the “Amendment”) is made as of January ___, 2007, by and between TORTOISE CAPITAL RESOURCES CORPORATION, a Maryland corporation (the “Borrower”), with its chief executive office located at 10801 Mastin, Suite 222, Overland Park, Kansas 66210, and U.S. BANK N.A., a national banking association (the “Bank”), with an office located at 9900 West 87th Street, Overland Park, Kansas 66212. Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.
Preliminary Statements
     (a) The Bank and the Borrower are parties to a Credit Agreement dated as of December 13, 2006 (the “Credit Agreement”).
     (b) The Borrower has requested that the maximum principal amount of the revolving credit facility under the Credit Agreement be increased from $15,000,000 to $20,000,000. The Bank is willing to agree to the foregoing request, subject, however, to the terms, conditions and agreements set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Borrower agree as follows:
     1. Increase in Revolving Credit Facility. The references to “$15,000,000” in Section 2.1 of the Credit Agreement and in Section 2.2(a) of the Credit Agreement are deleted and are replaced by “$20,000,000”.
     2. New Note. Contemporaneously with the execution and delivery of this Amendment, the Borrower, as maker, shall execute and deliver a new revolving credit note, in the stated principal amount of $20,000,000, in favor of the Bank, as payee (the “New Note”), which New Note shall amend, restate and replace the Note dated as of December 13, 2006, from the Borrower, as maker, to the Bank, as payee, in the stated principal amount of $15,000,000 (the “Old Note”), and which New Note, as the same may be amended, renewed, restated, replaced or consolidated from time to time, shall be the “Revolving Credit Note” referred to in the Credit Agreement.
     3. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Bank, as a material inducement to the Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.
     4. Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Bank and delivered to the Borrower, the Bank shall have no duties under this Amendment until the Bank shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Bank:
     (a) Amendment. This Amendment;

     (b) New Note. The New Note;
     (c) Form U-1. A Form U-1 for the Borrower whereby, among other things, (i) the maximum principal amount of Revolving Credit Loans that may be outstanding from time to time under the Credit Agreement is noted as being $20,000,000, and (ii) the Borrower concurs (and the Borrower does hereby concur) with the assessment of the market value of the margin stock or other investment property described in the attachment to such Form U-1 as of the date provided in such attachment;
     (d) Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Bank that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the New Note and the execution, delivery and performance by the Borrower of such Credit Documents, (ii) the articles of incorporation and by-laws of the Borrower as delivered to the Bank pursuant to the Secretary’s Certificate dated December 13, 2006 from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Maryland and the Secretary of State of Kansas, certifying the good standing and authority of the Borrower in such states as of such dates; and
     (e) Other Documents. Such other documents as the Bank may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.
     5. No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Bank is not waiving any Default or Event of Default which may exist on the date hereof.
     6. Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.
     7. Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.
[signature page(s) to follow]
First Amendment to Credit Agreement — Page 2

     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE CAPITAL RESOURCES CORPORATION
By:
Name:
Title:

By:
Name:
Title:

U.S. BANK N.A.
By:
Colleen S. Hayes
Assistant Vice President

First Amendment to Credit Agreement — Signature Page